Exhibit (a)(1)(d)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 31, 2011, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Credit Suisse Securities (USA) LLC, the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
NOTICE OF OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
THE BUREAU OF NATIONAL AFFAIRS, INC.
at
$39.50 Net Per Share
Pursuant to the Offer to Purchase Dated August 31, 2011
by
BRASS ACQUISITION CORP.
a wholly-owned subsidiary
of
BLOOMBERG INC.
     Brass Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Bloomberg Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of Class A common stock, par value $1.00 per share (the “Class A Shares”), all of the issued and outstanding shares of Class B common stock, par value $1.00 per share (the “Class B Shares”), and all of the issued and outstanding shares of Class C common stock, par value $1.00 per share (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Shares” and, each a “Share”) of The Bureau of National Affairs, Inc., a Delaware corporation (the “Company”), for $39.50 per Share, net to the sellers in cash, without interest (the “Offer Price”), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 31, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to BNY Mellon Shareowner Services (the "Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger described below.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
WEDNESDAY, SEPTEMBER 28, 2011, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn, prior to the expiration of the Offer, a number of Class A Shares, that represents a majority of the total number of Class A Shares then outstanding on a fully diluted basis (the “Minimum Condition”) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations promulgated thereunder, and any other applicable antitrust law. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.
     Purchaser is making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 24, 2011 (as amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the "Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held in the treasury of the Company or Shares owned by Parent, Purchaser or any wholly-owned subsidiary of Parent, which will be canceled without the payment of any consideration therefor, and Shares held by Company stockholders who properly exercise their appraisal rights under the Delaware General Corporation Law (as amended, the “DGCL”)) will be converted into the right to receive the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.
     The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (1) determined that the Merger Agreement is advisable, (2) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and its stockholders, and (3) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
     The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, September 28, 2011 (such time and date, or the latest time and date to which the Offer may be extended, the “Expiration Date”), unless Purchaser extends the Offer. Purchaser may extend the Offer for one or more periods of time of up to ten business days (1) if, on the initial scheduled expiration date of the Offer, all conditions of the Offer have not been satisfied or waived, (2) in connection with an increase in the Offer Price, and (3) in accordance with applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or its staff). If, on the Expiration Date, the applicable waiting period (and any extension thereof) under the HSR Act or any other antitrust law has not expired or has not been terminated, Purchaser is obligated to extend the Offer for one or more periods of time of up to ten business days each until such condition has been satisfied. Purchaser will not, without the prior written consent of the Company, extend the Offer, except as set forth above. In no event will Purchaser extend the Offer beyond February 29, 2012, unless the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or there is a pending action by any governmental entity seeking to prohibit or restrict Parent’s ownership of the Shares or Parent’s operation of the Company’s business (unless such failure to expire or terminate or such action relates to a divestiture action of Parent for assets or businesses other than legal publishing assets or businesses), then either Parent or the Company may extend such date to a date no later than June 30, 2012. Any extension of the Offer will be followed by a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.
     Purchaser reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that the Company’s prior written consent is required for Purchaser to (i) amend or waive the Minimum Condition , (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought pursuant to the Offer, (v) add to the conditions of the Offer or modify such conditions in a manner adverse to the holders of Shares (vi) extend the Offer (except to the extent required by or permitted under the Merger Agreement) or (vii) make any other change to the terms and conditions of the Offer that is materially adverse to the holders of Shares.
     Following the satisfaction of all the conditions to the Offer and the acceptance for payment of all the Shares tendered during the initial offering period (including extensions), Purchaser may elect to provide for a subsequent offering period of three to 20 business days (a “Subsequent Offering Period”), during which time stockholders whose Shares have not been accepted for payment may tender their Shares and receive the offer consideration. Shares tendered during the Subsequent Offering Period may not be withdrawn. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.
     In order to take advantage of the Offer, you should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to the Depositary, and tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase.
     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered when and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary. Purchaser will pay for Shares accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     Except as otherwise provided in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, tenders of Shares may also be withdrawn at any time after October 29, 2011. For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Date by again following the procedures in the Offer to Purchase.
     The exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of exchanging their Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares.
     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), or Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the “Dealer Manager”) at their respective addresses and telephone numbers, set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent, the Dealer Manager and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com
The Dealer Manager for the Offer is:
Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, NY 10010-3643
Please call: 212-538-4581
Call toll-free: 800-318-8219
August 31, 2011